FOR IMMEDIATE RELEASE

Ignis Petroleum Group, Inc., To Purchase Interests in Barnett Shale Acreage, Producing Wells, Development Program and Gas Gathering & Treating System
Thursday September 28, 7:46 pm ET

DALLAS--(BUSINESS WIRE)--Ignis Petroleum Group, Inc. (OTCBB:IGPG - News), an oil and gas company with operations focused on the acquisition, exploration and development of crude oil and natural gas positions in the onshore U. S. Gulf Coast and Mid-Continent areas, today announced that it has agreed to acquire 45% of the acreage, producing properties and natural gas gathering and treating system currently held by W. B. Osborn Oil & Gas Operations, Ltd. ("WBO") and St. Jo Pipeline Limited within the St. Jo Ridge (Barnett Shale) Field, located in Montague and Cooke Counties, Texas. Upon closing, the effective date of the transaction will be June 1, 2006. WBO will remain the operator.

Terms of the purchase were:

Purchase price of $18,450,000, before closing adjustments, to be paid in cash. The adjustments will be determined from time to time as production flows and drilling investments are accounted for by the parties. As part of the transaction, Ignis will commit to invest capital into an ongoing continuous drilling program as well as invest up to $5,000,000 in future property acquisitions within an Area of Mutual Interest. The consummation of the agreement is subject to standard closing conditions. The transaction is scheduled to close on or before October 31, 2006. Ignis is currently negotiating financing for the transaction.

Ignis will be acquiring forty-five percent (45%) of WBO's interests in 7,890 gross acres (6,864 net acres), 13 producing wells, and an estimated total net proved reserves of 1.4 million barrels of oil equivalent (Mboe) of which 0.5 Mboe are proved developed producing as of June 1, 2006. Approximately fifty percent (50%) of the proved reserves are oil and fifty percent (50%) are a combination of gas and gas liquids. The gathering and treating system consists of a 100% interest in approximately 24 miles of gathering lines, which accumulates and treats natural gas at a central plant. WBO has identified 36 initial drilling locations on the acreage before beginning the infill drilling program, which could yield more than 100 additional drilling sites. A Pioneer Drilling Company rig, secured under a 12-month renewable contract, is currently being used to carry out the continuous drilling program.

Michael P. Piazza, Ignis President and Chief Executive Officer said, "We are pleased to announce this strategic acquisition and development project as we continue to focus on achieving our long-term growth targets for shareholders. Our partner in this project, W. B. Osborn Oil & Gas Operations, a private San Antonio, Texas-based company, has a long history of developing and producing oil and gas. We believe the Ignis team will bring additional seasoned expertise and advancements in new technology to enhance recovery from the project, working alongside our partner."

About Ignis Petroleum

Ignis Petroleum Group, Inc. is a Dallas-based oil and gas production company focused on exploration, acquisition and development of crude oil and natural gas reserves in the United States. The Company's management has closely aligned itself with strategic industry partnerships and is building a diversified energy portfolio. It focuses on prospects that result from new lease opportunities, new technology and new information. For further information, visit www.ignispetro.com.

Safe Harbor for Forward-Looking Statements

This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.

Contact:
Ignis Petroleum Group, Inc., Dallas
Patty Dickerson, 214-459-3193
866-67-IGNIS (866-674-4647)
pd@ignispetroleum.com

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